Exhibit 99.1

NewHydrogen CEO Steve Hill Discussed Use of Hydrogen for Aviation with University of Tennessee Expert

Dr. Paul Palies described a clean combustion system that doesn’t add nitrogen oxide and eliminates carbon

SANTA CLARITA, Calif. (April 9, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Paul Palies, Associate Professor at the University of Tennessee Space Institute and founder of the Combustion and Propulsion for Aviation Research Center regarding future aviation based on hydrogen combustion for a decarbonized system.

Dr. Palies said, “There is a need for a clean combustion system that doesn’t add nitrogen oxide and completely removes the carbon footprint. Despite the current cost and infrastructure challenges associated with hydrogen, I am confident in its potential for aviation applications in the future.”

The discussion included the challenges and potential solutions for decarbonizing aviation, and the concept of using hydrogen in combustion, emphasizing the need for controlled combustion to prevent engine damage. Dr. Palies said, “Our team is conducting research on premix combustion, a method that could reduce emissions while maintaining thermal power. I acknowledge the current limitations, such as the need for further research and development, but I am highly optimistic about the progress being made and the potential for future investments in this area.”

Also discussed was the funding situation for their research on hydrogen and aviation. Dr. Palies said, “There is a very limited research funding from agencies such as the National Science Foundation and NASA, as compared to the industry, represented by companies like Airbus, interested in the topic.” He also highlighted the need for additional facilities for the research and frustration at not being able to take on more students due to lack of funding, but ended on a hopeful note, with the mention of a potential program that could provide additional avenues.”

Mr. Hill and Dr. Palies discussed the momentum towards using clean energy, with a focus on economic solutions and steps towards funding. They highlighted the importance of intermediate victories in achieving larger goals. Mr. Hill thanked Dr. Palies for his insights, and briefly introduced NewHydrogen’s work on developing thermochemical approaches to affordable green hydrogen.

Dr. Paul Palies is Associate Professor at The University of Tennessee Space Institute where he established the Combustion and Propulsion for Aviation Research Center, his research group. He graduated from University of Paris XI (now University of Saclay) with a license and maîtres and from Ecole Centrale Paris with a Master and Doctorate in 2010. He served or has served on technical committees on mechanics (U.S. National Committee on Theoretical and Applied Mechanics, and combustion and propulsion (American Institute of Aeronautics and Astronautics, The Association of Aeronautics and Astronautics of France, and The American Society of Mechanical Engineers). He has authored a series of pioneering articles on premixed and hydrogen combustion and a book published by Academic Press where he described technical elements for a future thermal-powered based clean aviation.

Dr. Palies is listed as a Google Scholar at https://scholar.google.com/citations?user=GaOIYg8AAAAJ

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Palies at https://newhydrogen.com/videos/ceo-podcast/dr-paul-palies-university-of-tennessee.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com